EXHIBIT 21 - SUBSIDIARIES OF REGISTRANT



   Betz Canada Inc., a Canadian corporation.
   Betz PaperChem, Inc., a Florida corporation.
   Betz Process Chemicals, Inc., a Texas corporation.
* Betz International, Inc., a Pennsylvania corporation, holds substantially all of the stock of:
   Betz de Venezuela,C.A., a Venezuelan subsidiary;
   Betz Pte., Ltd., a Singapore subsidiary;
   Betz Pty, Ltd., an Australian subsidiary;
   Betz Korea, Ltd., a Korean subsidiary; and
   Betz Chemicals India, PVT., Ltd.
* Betz Europe, Inc., a Delaware corporation, holds directly or indirectly all of the stock of:
   Betz Limited, a United Kingdom subsidiary;
   Betz G.m.b.H., a German subsidiary;
   Betz N.V., a Belgian subsidiary;
   Betz Sud S.p.A., an Italian subsidiary;
   Betz Ges.m.b.h., an Austrian subsidiary;
   Betz Industries s.a., a French subsidiary;
   Finn Betz Oy, a Finnish subsidiary; and
   Betz Kemi AB, a Swedish subsidiary.

* None of the foreign subsidiaries listed above constitutes a "significant subsidiary" as defined in Rule 1-02(v) (17 CFR 210.1-02(v) of Regulation S-X); however, Betz International, Inc. and Betz Europe, Inc., the holders of nearly all of the stock of such foreign subsidiaries, do constitute "significant subsidiaries" of the Registrant.